MET-PRO CORPORATION
Moderator: Kevin Bittle
03-22-12/11:00 a.m. ET
Confirmation # 58107658

MET-PRO CORPORATION

Moderator:    Kevin Bittle
March 22, 2012
11:00 a.m. ET

Operator:
Good morning, my name is Christy and I will be your conference operator today.  At this time, I would like to welcome everyone to the Met-Pro fourth quarter results and fiscal year-end conference call.  All lines have been placed on mute to prevent any background noise.  After the speakers’ remarks, there will be a question and answer session.  If you would like to ask a question during this time, simply press star then the number one on your telephone keypad.  If you would like to withdraw your question, press the pound key.  Thank you.

I would now like to hand the program over to Mr. Kevin Bittle. Please go ahead.

Kevin Bittle:
Good morning, and welcome to Met-Pro Corporations’ earnings conference call for the fourth quarter and fiscal year ended January 31st, 2012.  My name is Kevin Bittle, and I’m with the company’s creative services department.  With me on our call this morning are Ray De Hont, our Chairman, Chief Executive Officer and President, and Gary Morgan, our Senior Vice President of Finance and Chief Financial Officer.

Before we begin, I’d like to remind you that any statements made today with regards to our future expectations may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.

MET-PRO CORPORATION
Moderator: Kevin Bittle
03-22-12/11:00 a.m. ET
Confirmation # 58107658

Please refer to our annual report for the fiscal year ended January 31st, 2011, that was filed with the SEC for important factors that among others could cause our actual results to differ from any results that might be projected, forecasted or estimated in any of our forward-looking statements.

With that, I will now turn the call over to Ray. Ray?

Ray De Hont:
Thank you, Kevin.

Good morning, everyone, and welcome again from Harleysville, Pennsylvania.  Earlier this morning, we released our financial results from the fourth quarter and fiscal year ended on January 31st, 2012.

In a moment, Gary Morgan will provide more specific comments on the quarter’s financial results, but first I’d like to offer my perspective on our performance.

I am pleased to report that we ended the year on a very strong note, with significant growth in earnings, revenues and new orders.  For the quarter, net sales were up 19 percent while earnings grew 25 percent when compared with the fourth quarter of last year.  This was our best revenue quarter in over three years, and helped us eclipse one hundred million dollars in annual revenues.

The improvement in our business is broad-based.  Our three largest business segments all experience exceptional growth in the quarter, with Mefiag, Fluid Handling and Product Recovery/Pollution Control revenues increasing 34, 20 and 19 percent respectively, as compared to the fourth quarter of last year.

New orders for the quarter were up 37 percent from the same quarter a year ago.  As a result, the company’s order backlog was up 57 percent from the prior year.  Among the more notable fourth quarter contracts were a 3.5 million dollar contract at Strobic Air , a 1.4 million dollar contract at Met-Pro Environmental Air Solutions and a 1.3 million dollar Global Pump Solutions contract.  The rebound in large projects is a good indicator of the underlying strength in our business.

Our strong fourth quarter culminates a successful year in which, in the face of continued global economic uncertainty, we were able to achieve consecutive increases in earnings in each of our four quarters.  For the full year, we achieved

MET-PRO CORPORATION
Moderator: Kevin Bittle
03-22-12/11:00 a.m. ET
Confirmation # 58107658

a 23 percent growth in new orders, a 13 percent increase in revenues, and 16 percent bottom line growth.

Our performance reflects the strength of the Met-Pro brand and is substantially driven by our continuing investments to accelerate global growth.  New order bookings over the past year included orders from South America, Russia, Singapore and China, as our strategic focus on international growth continues to gain traction.

International sales increased to 28 percent of total revenue for the current fiscal year, versus 25 percent in the prior year as we continue to position ourselves to further penetrate growing markets, particularly in Asia and South America.

With our strategic focus on growing our global position in attractive niche markets of the air, water, specialty liquids and alternative energy platforms, our strong financial position and our strong brand, we are very well positioned to continue to create long-term value for our shareholders.

I will now turn the call over to Gary Morgan to review our financial performance in more detail, after which I will provide some concluding remarks before we take your questions.  Gary?

Gary Morgan:
Thank you, Ray.

Met-Pro reported fiscal year 2012 fourth quarter net sales of 28.4 million dollars, up 19 percent from last year’s fourth quarter net sales of 23.8 million dollars.

Net sales on our Product Recovery and Pollution Control Technologies reporting segment for the fourth quarter were 13.7 million dollars, up 19 percent from the 11.5 million dollars in the fourth quarter a year ago, on the strength of an increase in sales in the Environmental Air Solutions business unit. Operating margins in the segment were 4.8 percent for the quarter, little changed from the 4.9 percent operating margin achieved in the comparable year-ago quarter.  For the fiscal year, net sales were 43.6 million dollars, up 5.2 percent from the 41.4 million dollars in the preceding year, although operating margins in the segment fell to 2.8 percent for the fiscal year compared with 4.9 percent for the preceding fiscal year, a function of product mix and commodity price volatility.

MET-PRO CORPORATION
Moderator: Kevin Bittle
03-22-12/11:00 a.m. ET
Confirmation # 58107658

Net sales in our Fluid Handling Technologies reporting segment in the fourth quarter were nine million dollars, up 20.7 percent compared with the 7.4 million dollars in the fourth quarter a year ago. Fluid Handling Technologies’ operating margins remain very strong, rising to 26 percent in the quarter compared with 23.7 percent in the fourth quarter of last year. For the fiscal year, Fluid Handling Technologies’ revenues were up 21 percent while operating margins were 24.7 percent compared with 21.6 percent for the prior fiscal year.

Our Mefiag Filtration Technologies reporting segment achieved a 33.9 percent revenue increase in the fourth quarter, lifting revenue growth to a very strong 30.8 percent for the year.  Operating margins in the quarter were 7.9 percent, compared with an operating loss in the fourth quarter a year ago.  The significant improvement in fourth quarter margins helped to lift operating margins to six percent for the year, from 4.1 percent in fiscal 2011.

Net sales in our Filtration and Purifications Technologies segment in the quarter were 2.4 million dollars, up 1.6 percent compared with the fourth quarter of last year.  Results in this segment continued to be primarily driven by performance at our Keystone Filter business unit.

For the fourth quarter, we reported consolidated gross margins of 34.6 percent, down from 36.4 percent in the fourth quarter of last year.  This decrease is primarily due to product mix and commodity price volatility in the Product Recovery and Pollution Control Technologies, and Filtration and Purification Technologies segments.

Selling expenses in the quarter increased 3.4 percent year over year, while general and administrative expenses were up 5.3 percent from a year ago.  This quarter, we reduced the rate of general and administrative expense growth compared with the first three quarters of this year, while continuing to strategically invest in our organization to support our growth aspirations. Selling expenses were 11.4 percent of net sales, while G&A expenses were 11.7 percent of net sales in the quarter, both down from 13.1 percent and 13.3 percent, respectively, a year ago.

MET-PRO CORPORATION
Moderator: Kevin Bittle
03-22-12/11:00 a.m. ET
Confirmation # 58107658

For the quarter, the operating margin was 11.6 percent of net sales compared with 10.4 percent of net sales in the same quarter of last year.

We reported net income of 2.1 million dollars, or 15 cents per diluted share for the quarter, increases of 22.4 percent and 25 percent, respectively, from a year ago.

Met-Pro’s balance sheet remains strong, with cash on hand and short-term investments on January 31st, 2012, of 35.3 million dollars, or $2.39 per diluted share.  Cash and short-term investments rose 2.4 million dollars over the past 12 months, and now are at a record high.  For the fiscal year, we generated nearly nine million dollars in operating cash flow.

Quickly looking at the results for the fiscal year, net sales were 100.2 million dollars, up 12.7 percent from last year.  The gross margin percentage for the year was 35.3 percent, down from 36.3 percent last year.  Total selling, general and administrative expenses for the fiscal year were 24.8 million dollars, up 6.3 percent from the 23.3 million last year, with selling expenses up 2.9 percent and general and administrative expenses up 9.7 percent.

For the full year, the operating margins came in at 10.6 percent, compared with last year’s operating margins of 10.1 percent.

Net income for the year was 7.1 million dollars, up 16 percent from the 6.1 million for last year, while earnings per share were up 14.3 percent to 48 cents per diluted share, compared with 42 cents per diluted share in fiscal 2011.

The fourth quarter was a strong finish to a good year, in which we achieved significant growth at earnings, revenue and new orders.  We also continued to generate solid cash flow, which has been used to reward shareholders with an increased dividend and a stronger balance sheet.  Heading into the new year, we have the momentum and resources to invest strategically to support our growth, Ray?

Ray De Hont:	Thank you, Gary. Just a few concluding thoughts before we open the call to your questions.

MET-PRO CORPORATION
Moderator: Kevin Bittle
03-22-12/11:00 a.m. ET
Confirmation # 58107658

Fiscal 2012 was a successful year for Met-Pro Corporation.  Our growth with revenues exceeding 100 million dollars and growing 13 percent was driven by a strong commitment to global marketing and new business development in our four strategic growth platforms, water, air, specialty liquids and alternative energy.

We generated substantial new business opportunities, both domestically and internationally. We entered new markets, developed new products and created new customer relationships while positioning our organization for forward growth.

We have made considerable progress in evolving from a traditional product push approach to the market with a heavy North American focus, to a global provider of engineered solutions, though there is still much to be done.  This transition has and will result in larger orders, which may result in an uneven shipment pattern and potential increased variability in quarter to quarter earnings. We will continue to focus on balancing short-term earnings growth with making important investments in our global organization, to enable further participation and favorable long-term growth trends across our markets.

We remain confident that Met-Pro Corporation is making the right investments to position ourselves for the long term and to enable us to capitalize on powerful trends toward global environmental stewardship, energy efficiency and process improvement.

I’d like to thank the many loyal, dedicated and talented employees who have contributed to our success, as well as thank our shareholders for their continued support.  I’d also like to thank all of you for your participation in today’s call.

I’d now like to turn the call back to Kevin Bittle. Kevin?

Kevin Bittle:	Thank you, Ray. At this time, we’d welcome any questions you may have. I’d like to ask our operator, Christy, to provide instructions for this portion of the call.

Operator:
If you wish to ask a question, please press star one on your telephone keypad.  Once again, ladies and gentlemen, please press star one to ask a question.  Your first question comes from the line of Michael Gaugler with BMC.

MET-PRO CORPORATION
Moderator: Kevin Bittle
03-22-12/11:00 a.m. ET
Confirmation # 58107658

Michael Gaugler:	Good morning, everyone.

Ray De Hont:	Good morning, Michael.

Gary Morgan:	Good morning, Michael.

Michael Gaugler:
Congrats on a nice quarter.  Just one question, Ray, during the quarter I noticed that you announced a shipment into Russia and that’s not a market – an end market destination we hear a whole lot about.  Wondering what your thoughts are there, I mean is that one in what we can expect to be a series of shipments into that region, and then I guess kind of as a follow-up, do you have any concerns about getting paid there?

Ray De Hont:
I’ll answer your first one – first question first, as far as yes, this is one of what we expect to be multiple orders out of Russia.  Not only from the fluid handling side, but the air side of our business.  Two, the way we set up our contracts, we get a lot of money up front and a lot of guarantees as far as getting paid.  So we make sure that we not only do the job, but we get paid for it.  It’s nice to get paid, so it is an area that has some good growth opportunities for both those sides of our business.

Michael Gaugler:	OK, thanks, Ray.

Ray De Hont:	You’re welcome.

Operator:	Your next question comes from the line of William Bremer, with Maxim Group.

Francisco Sithro:
Hi, good morning, this is Francisco Sithro filling in for William Bremer, thanks for taking my question.  The first one would be about your international business development.  In your prepared remarks, you mentioned broadly that you see Asia and South Africa as potential markets for you to enter.  I was wondering if you can give us more color where exactly and possibly if you can tell us going forward what percentage of your revenues you see coming from overseas markets.

MET-PRO CORPORATION
Moderator: Kevin Bittle
03-22-12/11:00 a.m. ET
Confirmation # 58107658

Ray De Hont:
Well, first of all, Francisco, it’s Asia and South America, not South Africa.  I want to clarify that.  It may have been the way I pronounced it.  But when we look at it, we have a template that we’ve used in South America, we have a Chile entity now, and using that template with the business development person and also building out the infrastructure as far as suppliers – local suppliers, fabricators, those type of things – we’re starting to see that gain traction.  We’re looking to take the same template and use it over in Asia, and that includes China, Singapore, Malaysia, Indonesia, these countries, Vietnam and India, we’re seeing – and also Korea, we’re seeing some good activity there across many of our businesses, so what we’re taking, we’re stepping back a little bit and saying OK, let’s look at it from a business development position, not just a sales position.  And looking at doing the same type of things that we’ve done in South America, and we see some traction – we’re gaining some traction there also.

Francisco Sithro:	Any color on what percentage of your revenues do you see coming from this market?

Ray De Hont:
All I can say is that we see good opportunities internationally for significant growth.  There’s some – there’s big opportunities out there.  As far as the percentage of our total revenue, you know, going forward long term, you know, it’s – I think it’s going to creep up into where it’s a larger part of our business, as far as overall revenue, but I can’t really put a number on it.

Francisco Sithro:	Thanks, that helps. Also, as for the bookings, could you give us an idea of what pricing you’re getting and how it compares with, let’s say, a year ago?

Ray De Hont:
It varies, it will – especially on the large projects, it varies as far as competition, it varies if you’re going to – if you’re competing against an incumbent or you want to break into a new market.  Our gross margins, when you look at it, have been, you know, plus or minus 100 basis points I think over the last few years, might be 34.5 to 36, to 35, it varies on product mix.  But we’re not seeing a lot of pressure, but we are seeing some.  We’re seeing some pressure from competitors that are,

MET-PRO CORPORATION
Moderator: Kevin Bittle
03-22-12/11:00 a.m. ET
Confirmation # 58107658

you know, in our markets – new competitors, but I think we have the wherewithal to compete and still make good profits.

Francisco Sithro:	Thanks. And one last, if I may, given your current G&A level, what kind of revenues can it support before it will increase?

Ray De Hont:
Boy, that’s a tough one.  I believe that the G&A can support larger sales and revenues than we have right now, but I can’t put a number on that, I really can’t.  We’re investing – what we’re doing basically, we’re looking as far as what the opportunities are out there and what we need to do with our infrastructure as far as tools, people and so forth, and investing in that right now to take advantage of those opportunities.  We don’t want to remain a hundred million dollar company and to get to the growth that we’re looking at, we need to make these investments, and we’re doing it.

Francisco Sithro:	OK, thanks, that was all for me.

Ray De Hont:	You’re welcome.

Francisco Sithro:	Good day.

Operator:	Again, if you wish to ask an audio question, please press star one on your telephone keypad. Your next question comes from the line of Jerry Sweeney with Boenning.

Jerry Sweeney:	Good morning, guys, congrats on a nice quarter.

Ray De Hont:	Thank you, Jerry.

Jerry Sweeney:
A couple quick questions for you.  As you’re moving along on this process of developing a, we’ll say, a global engineered solutions versus a product push, how much of this revenue increase are you seeing from that versus maybe just the economy continuing to pick up larger projects moving along?  I wanted to see if you could give a little bit of color on that, if you can.

MET-PRO CORPORATION
Moderator: Kevin Bittle
03-22-12/11:00 a.m. ET
Confirmation # 58107658

Ray De Hont:
Sure.  You know, when you look at the economy, and you look at the markets we’ve played in and the overall economy, it really – it’s not booming, OK?  It’s not where it’s growing 23 percent, like our new order book grew.  I – you can attribute a significant amount of that growth to the transition from a product push to a systems type engineered solutions type business.  You look at some of the larger new projects that we got, they were a combination of different products, they were a solution to multiple, let’s say, applications.  We had a landfill job that we booked and that had both the process side and the environmental side.  We booked a job for a Bio-Reaction type project.  This were solution-based businesses, this is for the engineered solutions, and so a decent part of our growth is due to that, and we see that gaining traction as we go forward.

Jerry Sweeney:
OK, and then just to add on that a little bit, as you move more international, is it – is that going to be lockstep with the engineered solutions, or will it be initially just getting the product into, let’s say, South America or into some of these other regions, and then moving in with an engineered solution?

Ray De Hont:
It’ll be lockstep with the engineered solutions, that’s our – where we’re looking to transition, to take the business.  And it doesn’t eliminate, you know, selling standard products.  There’s – you have standard products that you can sell, but then you have your solutions part of your business, and you’re – we’re looking to do that lockstep and grow it internationally, and penetrate the markets that we’re in that we’re well known in, take more of Met-Pro’s products into those markets as a solutions provider across Met-Pro.

Jerry Sweeney:
Got it.  And then one last question, Product Recovery/Pollution Control, I know there’s a lot of variability in that segment, dependent on revenues and/or product mix.  And the operating margin was up – we’ll say in line with fourth quarter last year, down from the third quarter on a – on a quarter over quarter basis.  Can you give a little bit more color what happened in there?  Was it just pure product mix, and where we can maybe take a look at it going forward?

MET-PRO CORPORATION
Moderator: Kevin Bittle
03-22-12/11:00 a.m. ET
Confirmation # 58107658

Ray De Hont:	Yes, there was some product mix in there, as far as you did have some pressures from let’s say competitors and also some commodity pricing during the year, and during the quarter.

Jerry Sweeney:	OK.

Ray De Hont:
But when you look at that business, as far as when you look at the engineered solution, that’s where you get the lumpiness, too, and will have going forward.  We see a lot of opportunities right now.  You’re going to get somewhere, because of the solutions side of it, you’re trying to break into new businesses, and that may be at a – let’s say a lower margin than your normal business, to get that market and start to break into that market.  But on the markets we’re established in, I think we still have a good opportunity to maintain or slightly increase our margins down the road.

Jerry Sweeney:
OK, I mean would I be correct in saying, I take a look at it, there’s definitely going to be variability in it, there could be some up quarters, there could be some down quarters, but maybe we’re talking over an extended period of time, we’ll say many, many quarters, maybe a gradual uptick in the margins on that level, in that area?

Ray De Hont:	I would say in that business, yes.

Jerry Sweeney:	OK.

Ray De Hont:	As we – as we begin to really gain the full traction of the engineered solutions.

Jerry Sweeney:	Got it. All right, that’s it. Thanks a lot.

Ray De Hont:	You’re welcome.

Operator:	Your next question comes from the line of Jin Ming Liu with Ardour Capital.

Jin Ming Liu:	Good morning, gentlemen.

Ray De Hont:	Good morning, Jin Ming, how are you doing?

MET-PRO CORPORATION
Moderator: Kevin Bittle
03-22-12/11:00 a.m. ET
Confirmation # 58107658

Jin Ming Liu:
Good.  My first question is regarding your fourth quarter numbers.  Can you give us what’s the breakout between the international sales and the domestic sales in the fourth quarter, and also how much sales came from large projects during the quarter?

Gary Morgan:
Well, Jin Ming, good morning, this is Gary.  The international sales in the quarter for the year – I’ll give you the total year first.  The international sales were 28 million dollars compared – and the domestic sales were 72 million dollars, so approximately 28 percent of the sales were international sales.

And for the quarter, the international sales were 6.8 million dollars, and the domestic sales were 21.6 million dollars, so there’s approximately 24 percent international sales for the quarter.

And the second part of the question was how many large projects were shipped during the fourth quarter, I don’t have the exact number, but I think there was two or three large projects that were shipped during the fourth quarter.  Do you have an exact number, Ray?

Ray De Hont:	No.

Jin Ming Liu:	OK. And the switch to your growth strategy, do you see any significant contribution from your Bio-Reaction acquisition for the year, or for the fourth quarter?

Ray De Hont:	Did we see it for the fourth quarter this year, this past fourth quarter, no.

Jin Ming Liu:	Yes.

Ray De Hont:	No.

Jin Ming Liu:	What do you see as the pipeline for that?

Ray De Hont:
The pipeline is good.  There’s a lot of activity there, we’re working with some multi-national companies, you know, working with them for their pollution control on the Bio-Reaction side.  As you know, we booked last year at 3. – I believe it was a 3.6 million dollar project that will go later this year, so there’s good activity there.

Jin Ming Liu:	OK. Luckily, I have you – can you update us on the acquisition efforts of acquisition

MET-PRO CORPORATION
Moderator: Kevin Bittle
03-22-12/11:00 a.m. ET
Confirmation # 58107658

Ray De Hont:	I – could you repeat that, please?

Jin Ming Liu:	Yes. Can you give us some color on your efforts for, you know, to acquire other companies?

Ray De Hont:
Oh, we’re – you know, we’re communicating with a number of people as far as opportunities.  There’s a good pipeline of flow into the company, and we’re keeping our eyes and ears open and working with them and if the right opportunity presents itself, see if we can close it.

Jin Ming Liu:	OK, thanks.

Ray De Hont:	OK, you’re welcome.

Operator:	As a reminder, if you wish to ask a question, please press star one on your telephone keypad. Your next question comes from the line of Alan Brochstein with AB Analytical Service.

Alan Brochstein:	Hey, guys, great quarter. First of all, Gary, I want to wish you good luck, as this is your last call, right?

Gary Morgan:	Yes, Alan, I appreciate it, thank you very much. It’s been a pleasure dealing with you over the years.

Alan Brochstein:
I guess I had a – my first question is just regarding your replacement, I was just – you know, I was trying to find out, in terms of either M&A experience or maybe international experience, how he rates in these areas, or maybe, Ray, if you could just tell me a little bit more about the new hire.

Ray De Hont:	I can tell you, he’s strong in M&A and he’s strong in international. He’s done both in his career, and has closed deals and, you know, internationally as well as domestically.

Alan Brochstein:	Great. And then my next question is, I don’t recall a quarter where the order growth was this high. Is that correct?

Ray De Hont:	I believe it’s the highest revenue growth –

MET-PRO CORPORATION
Moderator: Kevin Bittle
03-22-12/11:00 a.m. ET
Confirmation # 58107658

Alan Brochstein:	No, no, the orders, I’m sorry.

Ray De Hont:	Highest revenue growth quarters in the company’s history. I don’t think it’s the highest, though.

Alan Brochstein:	OK. Was there anything in particular driving the new orders?

Ray De Hont:
One of the things is, we’re very focused as far as the business development and the sales side of our business, that’s – we’re putting a lot of effort there.  We’ve added people over the years – last two years – and there’s a lot of focus, we’re making that transition where when you start to get into these engineered solutions type projects, they’re bigger projects.  And they result in bigger revenue, higher revenues, so there were opportunities there which we were able to close, so it’s a – it’s a focus on sales and marketing overall, but also the ability to make that transition from just a product supplier to an engineered solution, where you use – you can use multiple products or multiple technical capabilities.

Alan Brochstein:
I guess what I’m trying to do, I know you guys don’t provide forward guidance on sales, but I’m trying to, you know, factor in the anticipatory effect of these large – of the increase in orders, and I know your backlog was strong, but you’ve told me in the past that backlog was relatively small compared to the overall sales generation in the – in the next 12 months.  But how should we be thinking about the order growth relative to your future sales growth?  Are there any one-time factors that we should be diminishing it?

Ray De Hont:
I just think you have to look at, we’re tied a lot to the economy, OK?  And when you look at the economy, and you’re still – the economy is gradually growing, OK?  And we’re doing better than that growth, but a lot hinges on the economy, a lot hinges on what we call our book ship, that’s why the backlog, even though it’s 28 million, let’s say if we did 100 million dollars, you’d still need 72 million dollars of bookings that would ship that fiscal year.  So a lot depends on our, you know, our aftermarket, a lot depends on our small type of business, smaller businesses.  So it’s tough.

Alan Brochstein:	Let me ask it in a different way. With that, you don’t really give guidance, but would you be disappointed if this year’s sales growth wasn’t substantially higher than 2011?

MET-PRO CORPORATION
Moderator: Kevin Bittle
03-22-12/11:00 a.m. ET
Confirmation # 58107658

Ray De Hont:	It depends what the definition of substantially is.

Alan Brochstein:	All right, I tried, thank you. Good luck, Gary, especially to you.

Gary Morgan:	Thank you.

Operator:	Your next question comes from the line of Jean Klein, a private investor.

Ray De Hont:	Hello?

Operator:	Jean, you’re on line?

Jean Klein	Good morning, congratulations on your good year.

Ray De Hont:	Thank you.

Jean Klein
As a stockholder, yes, good morning.  I’ll start again, I guess perhaps I wasn’t too clear here.  Yes, there’s a difference between my computer and my telephone.  Sorry, I have to get things lined up here.  I wanted to congratulate you on your good year, and as a stockholder of Met-Pro, as well as – I’d better shut my computer up here – and stay to this telephone.  As a stockholder of Met-Pro for many years, as well as other companies, I follow the activities and make comparisons.  And after they give the names of companies for whom they are doing projects, it seems to me that they have more – it has more impact, hearing names that we all know.  You seem to generalize in your statements of what’s happening, and you talk about a large university or a big company in China, and you never name names, and I wondered about that.  Do you – is it because you are not supposed to have disclosure, or is it another reason?  Can you explain that to me?

MET-PRO CORPORATION
Moderator: Kevin Bittle
03-22-12/11:00 a.m. ET
Confirmation # 58107658

Ray De Hont:
Sure, this is Ray De Hont.  When we’re able to, if the customer will allow us to name the name, we will do so.  In today’s world, many of them don’t want their name mentioned, and they basically say that we can provide a general news release without mentioning the name or specifics as to where somebody could fully understand who that might be.

Jean Klein	I see.

Ray De Hont:	We’re rarely – we’re not at liberty to just put it on the Street with any name, we have to get clearance from our customers.

Jean Klein	I see. Do you share my enthusiasm about doing that, if possible?

Ray De Hont:	Oh, absolutely. If we can, we’ll put the name out there, because it helps us.

Jeanne Klein:	That’s what I thought. Then more people know about what you do and where you do it.

Ray De Hont:
Yes, you’re correct, you’re exactly right, and we try.  We go to their legal people and their sales people and ask if we can use their name, and there’s a number of times that we – that they agree to.  There’s other times, though, that they basically say look, we really don’t want the press.

Jeanne Klein:
Yes, I see.  Well, I sure wish you would come to Stanford, Connecticut, because that’s where I am and they are having a terrible time with the sewers here.  Their treatment plant is in disarray, and they don’t seem to get it straightened out, and I read about it in the newspaper all the time, our local paper here.  And it pains me when I know how much knowledge and capabilities you have that their problem can’t be solved.  I wish you could send somebody up here.

Ray De Hont:	I’ll mention it to our group, that handle basically the odor control and so forth, which is our MPEAS group, and I’ll mention it to them and see what they can find out.

Jeanne Klein:	Well, I’m proud of all of you, keep up the good work and good luck to my friend, Gary Morgan. I’ll miss him.

MET-PRO CORPORATION
Moderator: Kevin Bittle
03-22-12/11:00 a.m. ET
Confirmation # 58107658

Gary Morgan:	Jeanne, thank you very much. I’ll miss you as well.

Jeanne Klein:	And thanks for being there, and I’ve enjoyed the conference.

Ray De Hont:	Thank you, Jeanne.

Jeanne Klein:	Bye.

Ray De Hont:	Bye bye.

Operator:	Your next question comes from the line of William Bremer with Maxim Group.

Francisco Sithro:
Hello, Francisco again.  I am just wondering, one question on your balance sheet.  I’ve noticed that a true – pension benefits really jumped this quarter, you had a run rate, about 3.8 million for three quarters, and it came in at over 10 million.  If you can give us any reason for that and what kind of run rate do we have to consider going forward?

Gary Morgan:
During the fiscal year, the discount rate went from 5.5 percent down to 4.25 percent, and as a result of that, the benefit obligation increased almost six million – almost six million dollars, but the increase is basically related to the discount rate going down.  And so, right now we’re using a discount rate of

4.25 percent, you’ll see the 10K which will be filed later this afternoon. And that’s mainly the impact.

Francisco Sithro:	So the run rate will be more into the 10 million range?

Gary Morgan:	The – right now, if the discount rate goes lower in the next fiscal year, you could end up getting higher liability if it goes down below 4.25 percent.

Ray De Hont:	It’s, Francisco, it’s also a frozen plan. So there’s no new entrants into the plan, these plans are frozen. So it’s not like we’re adding people to the pension plan.

Gary Morgan:	Yes, in 2006 we froze the – we froze the defined benefit plans as only a function of the discount rate that’s impacting liability.

Francisco Sithro:	Got it. OK, thank you.

MET-PRO CORPORATION
Moderator: Kevin Bittle
03-22-12/11:00 a.m. ET
Confirmation # 58107658

Ray De Hont:	You’re welcome.

Operator:	That concludes our question and answer session for today. I am pleased to hand the program back over to Mr. De Hont for any closing remarks.

Ray De Hont:
Thank you, Christy.  Once again, thank you for joining us this morning.  We hope we have been able to provide you with a useful update on Met-Pro’s progress and performance, but if you should have any further questions, please feel free to contact either me or Gary.  Have a great day, everyone.  Thank you.

Operator:	This concludes today’s conference call. You may now disconnect.

END